JETBLUE AIRWAYS CORPORATION
2020 OMNIBUS INCENTIVE PLAN
Notice of Performance Cash Award

Participant:

Company:	JetBlue Airways Corporation

Notice:	You have been granted the following Performance Cash Award in accordance with the terms of this notice, the Performance Cash Award Agreement attached hereto as Attachment A (such notice and agreement, collectively, this “Agreement”) and the Plan identified below.

Type of Award:	Other Stock-Based Awards, referred to herein as “Performance Cash Awards”. A Performance Cash Award is an unfunded and unsecured obligation of the Company to deliver a cash payment in an amount and determined in accordance with this Agreement, and is subject to the terms and conditions of this Agreement and those of the Plan.

Performance Goals:	As detailed on Exhibit A of the Performance Cash Award Agreement.

Performance Period:	Three (3) calendar year period from [ ] to [ ].

Plan:	JetBlue Airways Corporation 2020 Omnibus Equity Incentive Plan.

Grant Date:

Total Target Performance Cash Amount:

Acknowledgment and Agreement:	The undersigned Participant acknowledges receipt of, and understands and agrees to, the terms and conditions of this Agreement and the Plan.

Attachment A
JETBLUE AIRWAYS CORPORATION
2020 OMNIBUS INCENTIVE PLAN
Form of Performance Cash Award Agreement
This Performance Cash Award Agreement, dated as of the Grant Date set forth in the Notice of Performance Cash Award to which this Performance Cash Award Agreement is attached (the “Grant Notice”), is made between JetBlue Airways Corporation and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Performance Cash Award Agreement.
1.Definitions. Capitalized terms used but not defined herein have the meaning set forth in the Plan. For purposes of this Agreement, the following terms have the following meanings:
a.“Disability” means long-term disability within the meaning of the Company’s long-term disability plan in which the Participant then participates, or, if there is no such plan, as determined by the Committee in good faith.
b.“Retirement” means voluntary Termination of Service by the Participant on or after the date on which the sum of the Participant’s age and years of service as an employee of the Company and its affiliated companies is at least sixty-five (65); provided, however, that the Participant has both (i) attained the age of fifty-five (55), and (ii) completed ten (10) years of service as an employee of the Company and its affiliated companies.
2.Grant of Performance Cash Award. Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, pursuant to the Plan, the Target Performance Cash Amount set forth in the Grant Notice (the “Target Award Opportunity”).
3.Vesting; Performance Metrics. Subject to the terms of Section 4, the Performance Cash Award will vest, in full, on the first day following the last day of the Performance Period (the “Vesting Date”). Subject to the terms of Section 4, the final amount of the Target Performance Cash Amount that will be earned on the last day of the Performance Period will be determined based on achievement of the performance metrics approved by the Committee and set forth in Exhibit A.
4.Termination of Service. Upon the Participant’s Termination of Service under any circumstances, any Performance Cash Awards that have not been paid in accordance with this Agreement prior to the date of such Termination of Service shall be immediately and unconditionally forfeited, without any action required by the Participant or the Company, except as follows:
a.Disability, Death, Retirement. Upon Termination of Service due to the Participant’s (A) Disability, (B) Death or (C) Retirement, the Performance Cash Award shall be eligible to become earned after such Death, Disability or Retirement, and be paid in cash subject to the same terms and conditions had the Participant not incurred such Termination of Service, provided that such payment shall be pro-rated, as determined by the following formula: (x) the total amount of earned Performance Cash Award multiplied by (y) a fraction, the numerator of which is the number of days from the date of the commencement of the

Performance Period through the date of such Termination of Service and the denominator of which is 1,095. The payment referenced in this Section (4)(a) shall be made reasonably promptly following the Committee’s certification of the performance for the Performance Period.
b.Termination of Service by Participant Other Than Due to Retirement or by Company Without Cause. Upon Termination of Service (A) by the Participant other than due to Retirement or (B) by the Company for reasons other than Cause, the Committee, in its sole discretion, may (but is not obligated to) determine that the Performance Cash Award has become earned (in whole or in part) and be paid in cash subject to the same terms and conditions had the Participant not incurred such Termination of Service, provided that such payment shall be pro-rated, as determined by the following formula: (x) the total amount of earned Performance Cash Award multiplied by (y) a fraction, the numerator of which is the number of days from the date of the commencement of the Performance Period through the date of such Termination of Service and the denominator of which is 1,095. The payment referenced in this Section 4(b) shall be made reasonably promptly following the Committee’s certification of the performance for the Performance Period.
c.No Acceleration. For the avoidance of doubt, any payment pursuant to Section 4(a) or 4(b) shall, under no circumstance, be accelerated and paid at the time of any Termination of Service described in such sections, but instead may only be paid following the conclusion of the Performance Period and applicable determinations and certifications contemplated by this Section 4.
5.Payment. As soon as reasonably practicable following completion of all determinations and certifications, but in no event later than such date required to comply with the short-term deferral exception under Treasury Regulations Section 1.409A-1(b)(4), or any successor regulation, subject to satisfaction of applicable tax withholding obligations in accordance with Section 7, the Company shall cause to be paid to the Participant any earned portion of the Performance Cash Award, less applicable taxes in accordance with Section 7. Notwithstanding the foregoing provisions of this Section 5 to the contrary, if any payment of the Performance Cash Award is scheduled to be made during the period that the Company is subject to the compensation restrictions established under the Coronavirus Aid, Relief, and Economic Security Act, the Consolidated Appropriations Act, the American Rescue Plan, or any subsequent legislation establishing similar limitations (the “Government Support Restrictions”), such payment shall be deferred until a date that is [five (5) days] following the date that the Company is no longer subject to the Government Support Restrictions, provided, however, that if deferral is infeasible, such payment shall be void to the extent necessary to comply with the Government Support Restrictions. Further, if at the time of the Participant’s separation from service, the Participant is a “specified employee” within the meaning of Code Section 409A, any payment of the Performance Cash Award hereunder that constitutes a “deferral of compensation” under Code Section 409A and that would otherwise become due on account of such separation from service shall be delayed, and such payment shall be made in full upon the earlier to occur of (a) a date during the thirty (30)-day period commencing six months and one day following such separation from service and (b) the date of the Participant’s death.
6.Change in Control. The grant awarded under this Performance Cash Award Agreement is subject to the provisions of Section 13 of the Plan; provided, however, that if such Change in Control does not constitute a “change in control event,” within the meaning of Treasury Regulations Section 1.409A-3(i)(5), then any amounts otherwise payable under this Section 6 that constitute a “deferral of compensation” under Code Section 409A shall instead be paid at the time specified in Section 5 as if such Change in Control had not occurred.
7.Taxes. The granting, vesting or payment of the Performance Cash Award is subject to the condition that if at any time the Committee determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or payment, such action is not effective unless such withholding has been affected to the satisfaction of the Committee. In such circumstances, the Committee may require that the Participant pay to the Company the maximum amount, as the Company or an Affiliate of the Company is obliged to remit to the relevant taxing authority in respect of the granting, vesting or payment. Any such additional payment is due no later than the date on which such amount, with respect to the Award, is required to be remitted to the relevant tax authority by the Company or Affiliate of the Company, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Company may, and the Participant hereby authorizes the Company to (a) withhold such amount from any remuneration or other amount payable by the Company or any Affiliate of the Company to the Participant or (b) enter into any other suitable arrangements for the receipt of such amount.
8.No Right to Continued Employment. Neither the Performance Cash Award nor any terms contained in this Agreement shall confer upon the Participant any rights or claims except in accordance with the express provisions of the Plan and this Agreement, and shall not give the Participant any express or implied right to be retained in the employment or service of the Company or any Affiliate for any period or in any particular position or at any particular rate of compensation, nor restrict in any way the right of the Company or any Affiliate, which right is hereby expressly reserved, to modify or terminate the Participant’s employment or service at any time for any reason. The Participant acknowledges and agrees that any right to the Performance Cash Award shall be earned only by continuing as an employee of the Company or an Affiliate at the will of the Company, or such Affiliate and satisfaction of other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired or being granted the Performance Cash Award hereunder.
9.The Plan; Entire Agreement. By accepting any benefit under this Agreement, the Participant and any person claiming under or through the Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this Agreement and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee. This Agreement and the Plan contain the entire agreement of the parties relating to the matters contained herein and supersede all prior agreements and understandings, oral or written, between the parties, with respect to the subject matter hereof. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s Human Resources (“People Department”) intranet. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at the address set forth in Section 11 hereof.
10.Recoupment Policy. The Participant acknowledges that the Performance Cash Award covered by this Agreement are subject to Section 15.6 of the Plan, including the

Company’s recoupment policy, as may be amended or superseded from time to time by the Board or the Committee or otherwise in response to changes in applicable laws, rules or regulations.
11.Notices. All notices by the Participant or the Participant’s successors or permitted assigns shall be addressed to JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101, Attention: General Counsel, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company's records.
12.Other Plans. The Participant acknowledges that any income derived from the Performance Cash Award shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.
13.Section 409A. This Agreement and any payment of the Performance Cash Award under this Agreement are intended to be exempt from or to comply with Code Section 409A and shall be administered and construed in accordance with such intent. In furtherance, and not in limitation, of the foregoing: (a) in no event may the Participant designate, directly or indirectly, the calendar year of any payment of the Performance Cash Award to be made hereunder; and (b) notwithstanding any other provision of this Agreement to the contrary, a Termination of Service hereunder shall mean and be interpreted consistent with a “separation from service” within the meaning of Code Section 409A with respect to any payment or delivery of Shares hereunder that constitutes a “deferral of compensation” under Code Section 409A that becomes due on account of such separation from service. Notwithstanding any other provision of this Agreement, in no event shall the Company, any of its affiliates or any of its or their directors, officers, employees or independent contractors have any liability to the Participant as a result of the failure of this Agreement to comply with Code Section 409A.
14.Electronic Delivery and Signatures. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Cash Award, this Agreement or to participation in the Plan or to future grants that may be made under the Plan by electronic means, or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. If the Company establishes procedures of an electronic signature system for delivery and acceptance of Plan documents (including this Agreement or any Award Agreement like this Agreement), the Participant hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

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